Exhibit 99.1

Biocept Reports First Quarter 2022 Financial Results

•	Net revenues of $19.9 million up 12% over Q1 2021

•	CNSide™ assay volume up 219% over Q1 2021 and up 70% over Q4 2021

•	Expanded CNSide customer base with additional oncologists from six leading cancer centers

•	Previews re-focused and rationalized strategy following comprehensive business review

Business update conference call to be held June 7, 2022 at 4:00 p.m. ET

SAN DIEGO (May 23, 2022) – Biocept, Inc. (Nasdaq: BIOC), a leading provider of molecular diagnostic assays, products and services, reports financial results for the three months ended March 31, 2022 and provides a business update.

“Net revenues for the first quarter increased 12% to $19.9 million, driven by RT-PCR COVID-19 testing services,” said Samuel D. Riccitelli, Biocept’s Chairman, and interim President and CEO. “We continued to generate strong growth with our proprietary neuro-oncology assay CNSide™, with volume up 70% sequentially and up 219% over the prior-year period. We also expanded our customer base with six of the leading cancer centers with an increasing number of oncologists placing first-time CNSide orders, and now have more than 40 ordering physicians across the U.S. We exited the quarter with a cash position we believe is sufficient to fund planned operations for at least the next year, including our planned investments in CNSide.

“Following a comprehensive review of our assets, operations and commercial opportunities, we are excited to preview our re-focused and rationalized business strategy to build shareholder value. Our objective is to lead the emerging category of neurological tumor diagnostics with CNSide and become the partner of choice for biopharma companies developing therapies to treat cancer that has metastasized to the central nervous system. The initial diagnostic scenarios we are focused on represent a $1.2 billion annual market opportunity in the U.S. and a $2.0 billion opportunity worldwide.

“We intend to generate evidence of clinical utility that will support CNSide reimbursement and adoption into patient care guidelines through our own and investigator-initiated clinical trials, while forming collaborations with biopharma companies that are developing treatments for central nervous system tumors or looking to expand indications of use for existing targeted therapies. We also will support our community with RT-PCR COVID-19 testing for as long as necessary, while judiciously exiting our blood-based oncology diagnostics business in order to focus resources on the most promising opportunities involving cerebral spinal fluid,” said Mr. Riccitelli.

Biocept management will hold a conference call to discuss its re-focused and rationalized business strategy on June 7, 2022. Management plans to resume holding quarterly conference calls concurrent with the reporting of financial results beginning with the second quarter of 2022.

First Quarter Financial Results

Net revenues for the first quarter of 2022 were $19.9 million, a 12% increase from $17.8 million for the first quarter of 2021. Revenues for the first quarter of 2022 included $18.6 million in RT-PCR COVID-19 test revenue, $1.3 million in oncology test revenue, $38,000 in development services test revenue and no revenue for distributed products, Target Selector™ RUO kits and CEE-Sure® blood collection tubes. Revenues for the first quarter of 2021 included $16.8 million in RT-PCR COVID-19 test revenue, $2.5 million in oncology test revenue, $39,000 in development services test revenue and $62,000 in revenue for distributed products, Target Selector RUO kits and CEE-Sure blood collection tubes and payments associated with the development of a RT-PCR COVID-19 assay.

Biocept accessioned 153,056 commercial samples during the first quarter of 2022, compared with 141,340 commercial samples during the first quarter of 2021.

Cost of revenues for the first quarter of 2022 was $10.3 million, compared with $9.0 million for the prior-year period, with the increase related primarily to the RT-PCR COVID-19 testing business.

Research and development expenses for the first quarter of 2022 were $1.9 million, compared with $1.0 million for the first quarter of 2021, with the increase primarily attributable to additional costs associated with preparing for the CNSide clinical trial, now called the FORESEE trial, which is expected to begin enrollment during the third quarter of 2022. General and administrative expenses for the first quarter of 2022 were $6.8 million, compared with $3.1 million for the first quarter of 2021, with the increase due primarily to severance and stock-based compensation expenses related to separation agreements with former executive management. Sales and marketing expenses for the first quarter of 2022 were $3.7 million, compared with $1.9 million for the first quarter of 2021, with the increase due primarily to on-going mediation regarding sales commissions.

The net loss attributable to common stockholders for the first quarter of 2022 was $2.8 million, or $0.16 per share on 16.8 million weighted-average shares outstanding. This compares with net income attributable to common stockholders for the first quarter of 2021 of $2.6 million, or $0.19 per diluted share on 13.7 million weighted-average shares outstanding.

Biocept reported cash and cash equivalents as of March 31, 2022 of $27.6 million, compared with $28.9 million as of December 31, 2021.

Conference Call and Webcast

Biocept will hold a conference call on Tuesday, June 7, 2022 beginning at 4:00 p.m. Eastern Time to discuss its re-focused and rationalized business strategy and to answer questions. Participants can pre-register for the conference call here. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time.

The conference call can be accessed at the time of the live call by dialing (855) 656-0927 for domestic callers, (855) 669-9657 for Canadian callers or (412) 902-4109 for other international callers. A live webcast of the conference call will be available on the investor relations page of the Company’s website at http://ir.biocept.com/events.cfm.

A replay of the call will be available for 48 hours following its conclusion and can be accessed by dialing (877) 344-7529 for domestic callers, (855) 669-9658 for Canadian callers or (412) 317-0088 for other international callers. Please use event passcode 8040195. A replay of the webcast will be available for 90 days.

About Biocept

Biocept, Inc. develops and commercializes molecular diagnostic assays that provide physicians with clinically actionable information for treating and monitoring patients diagnosed with a variety of cancers. In addition to its portfolio of blood-based liquid biopsy assays, Biocept has developed the CNSide™ cerebrospinal fluid assay that detects cancer that has metastasized to the central nervous system. Biocept’s patented Target Selector™ technology captures and quantitatively analyzes cerebrospinal fluid tumor cells for tumor-associated molecular markers, using technology first developed for use in blood. Biocept also is leveraging its molecular diagnostic capabilities to offer RT-PCR COVID-19 testing to support public health efforts during this unprecedented pandemic. For more information, visit www.biocept.com. Follow Biocept on Facebook, LinkedIn and Twitter.

Forward-Looking Statements Disclaimer Statement

This news release contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to be correct. Forward-looking statements are generally identifiable by the use of words like “will,” “expect,” “objective,” “believe” or “intend” or the negative of these words or other variations on these words or comparable terminology. To the extent that statements in this news release are not strictly historical, including, without limitation, statements regarding our new business strategy, our objectives, markets we may focus on and the size of market opportunities, our ability to lead the emerging category of neurological tumor diagnostics and become the partner of choice for biopharma companies developing therapies to treat cancer that has metastasized to the central nervous system, our intention to generate evidence of clinical utility that will support CNSide reimbursement and adoption into patient care guidelines through our own and investigator-initiated clinical trials, our intention to form collaborations with biopharma companies that are developing treatments for central nervous system tumors or looking to expand indications of use for existing targeted therapies, our plan to continue providing RT-PCR COVID-19 testing, our plan to exit from our blood-based oncology diagnostics business, our expected timing for commencing enrollment of the FORESEE trial, the sufficiency of our cash position to support our planned operations for at least the next year, and the capabilities and performance of our CNSide assay and Target Selector™ technology, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous risks and uncertainties, including risks and uncertainties associated with the continually evolving COVID-19 pandemic; we may be unable to increase sales of our current products, assays and services or successfully develop and commercialize other products, assays and services; we may be unable to execute our new business strategy; we may be unable to compete successfully with our competitors and increase or sustain our revenues; we may be unable to identify collaborators willing to work with us to conduct clinical utility studies, or the results of those or currently planned studies may not demonstrate that an assay provides clinically meaningful information and value or have the other benefits that we expect; Medicare and private payors may not provide coverage and reimbursement or may breach, rescind or modify their contracts or reimbursement policies or delay payments; our estimates regarding the sufficiency of our existing resources may not be accurate as the actual amount of funds that we will need will be determined by many factors, some of which are beyond our control; and the risk that our products and services may not perform as expected. These and other factors are described in greater detail under the “Risk Factors” heading of our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission (SEC) on April 5, 2022, and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, being filed with the SEC today. The effects of such risks and uncertainties could cause actual results to differ materially from the forward-looking statements contained in this news release. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law. Readers are advised to review our filings with the SEC at http://www.sec.gov/.

Investor & Media Contact:

LHA Investor Relations

Jody Cain

Jcain@lhai.com, (310) 691-7100

Biocept, Inc.

Condensed Balance Sheets

(In thousands, except share and per share data)

	December 31, 2021	March 31, 2022
		(unaudited)
Assets
Current assets:
Cash	$28,864	$27,566
Accounts receivable, net	13,786	16,351
Inventories, net	2,651	3,221
Prepaid expenses and other current assets	391	446

Total current assets	45,692	47,584
Fixed assets, net	2,401	2,380
Lease right-of-use assets – operating	9,026	8,892
Lease right-of-use assets – finance	2,842	2,617
Other non-current assets	456	471

Total assets	$60,417	$61,944

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,246	8,076
Accrued liabilities	3,018	4,550
Current portion of lease liabilities – operating	426	449
Current portion of lease liabilities – finance	1,083	1,021

Total current liabilities	11,773	14,096
Non-current portion of lease liabilities – operating	9,736	9,598
Non-current portion of lease liabilities – finance	1,428	1,221

Total liabilities	22,937	24,915
Shareholders’ equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized; 2,106 shares and 2,090 shares issued and outstanding at December 31, 2021 and March 31, 2022, respectively.	—	—
Common stock, $0.0001 par value, 150,000,000 shares authorized; 16,849,805 shares and 16,850,161 shares issued and outstanding at December 31, 2021 and March 31, 2022, respectively.	2	2
Additional paid-in capital	303,829	306,146
Accumulated deficit	(266,351)	(269,119)

Total shareholders’ equity	37,480	37,029

Total liabilities and shareholders’ equity	$60,417	$61,944

Biocept, Inc.

Condensed Statements of Operations and Comprehensive Loss

(In thousands, except shares and per share data)

(Unaudited)

	For the Three Months Ended March 31,
	2021	2022
Net revenues	$17,756	$19,945
Costs and expenses:
Cost of revenues	9,006	10,335
Research and development expenses	1,043	1,851
General and administrative expenses	3,120	6,806
Sales and marketing expenses	1,923	3,660

Total costs and expenses	15,092	22,652

(Loss/)Income from operations	2,664	(2,707)
Other income/(expense):
Interest expense, net	(65)	(61)

Total other income/(expense):	(65)	(61)

(Loss)/income before income taxes	2,599	(2,768)
Income tax expense	—	—
Net (loss)/income and comprehensive (loss)income	2,599	(2,768)

Net (loss)/income attributable to common shareholders	$2,599	$(2,768)

Weighted-average shares outstanding used in computing net (loss)income per share attributable to common shareholders:
Basic	13,400,007	16,849,964

Diluted	13,667,716	16,849,964

Net (loss)/income per common share:
Basic	$0.19	$(0.16)

Diluted	$0.19	$(0.16)

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